Exhibit 99.1
NEWS RELEASE
Dayton, OH
February 11, 2005

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

Friday, February 11, 2005

MTC Technologies, Inc. Closes on Agreement to Acquire

Manufacturing Technology, Inc.

Dayton, Ohio, February 11 – MTC Technologies, Inc. and its subsidiaries (Nasdaq: MTCT), a significant provider of engineering, technical, and management services to the Department of Defense and national security agencies, announced that pursuant to previously released news, MTC today completed the acquisition of Manufacturing Technology, Inc. (MTI), Fort Walton Beach, Florida. Details on the acquisition may be found within the news release of December 27, 2004 on the MTC website.

MTC’s Chief Executive Officer, David Gutridge, stated, “I am very pleased to welcome MTI’s 450 employees to our MTC family. The entire MTC organization is anxious to start working with MTI’s professionals to sustain and enhance the war fighting capabilities of our nation’s military.”

According to Michael Gearhardt, MTC Chief Financial Officer, MTC paid $70 million in cash at closing, and may pay an additional $5 million in 2005 if certain operational goals are achieved The acquisition will be immediately accretive and the company will issue revised guidance for 2005 with its announcement of Fourth Quarter and Full Year 2004 Financial results on 22 February.

MTC, through its wholly owned subsidiaries, provides systems engineering, information technology, intelligence, and program management solutions to the Federal Government. Named by Business Week as the 11th fastest growing small company in the United States, by Forbes as 23rd of the 200 best businesses in America, and by Washington Technologies as 2nd in revenue growth among the “Top 100” of IT Federal Prime Contractors, MTC employs nearly 2,500 people in more than 30 locations. The company was founded in 1984 and is headquartered in Dayton, Ohio.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not present or historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. These risks and uncertainties include: risks related to the growth of our FAST program, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive; our ability to consummate the acquisition of MTI; integration of acquisitions; and changes in general economic and business conditions. For more information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTC. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

For further information on MTC, visit the website at http://www.mtctechnologies.com.

Investor Relations & Media Contact:

Dan Bigelow, Director, Investor Relations & Corporate Communications

937-252-9199 or daniel.bigelow@mtctechnologies.com.

For Other Information Contact:

Michael Gearhardt, Chief Financial Officer

937-252-9199 or michael.gearhardt@mtctechnologies.com.